UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 31, 2022

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TRMK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2022, Trustmark National Bank (“Trustmark”) agreed to a settlement in principle (the “Settlement”) relating to litigation involving the Stanford Financial Group that includes a lawsuit initially filed in the District Court of Harris County, Texas on August 23, 2009 and also includes other subsequently-filed Stanford-related lawsuits. Trustmark Corporation, the parent company of Trustmark, has provided disclosure relating to these matters in its periodic reports on Forms 10-K and 10-Q throughout the pendency of these actions.

The parties to the Settlement are, on the one hand, (i) Ralph S. Janvey, solely in his capacity as the court-appointed receiver (the “Receiver”) for the Stanford Receivership Estate; (ii) the Official Stanford Investors Committee; (iii) each of the plaintiffs in the Rotstain and Smith Actions (as defined below); and, on the other hand, (iv) Trustmark.

Under the terms of the Settlement, the parties have agreed to settle and dismiss Rotstain et al. v. Trustmark National Bank, et al., CA No. 4-22-CV-00800 (S.D. Tex.) (the “Rotstain Action”), Smith et al. v. Independent Bank, et al., CA No. 4-20-CV-00675 (S.D. Tex.) (the “Smith Action”), and all current or future claims arising from or related to Stanford. In addition, the Settlement provides that the parties will request dismissal of Jackson, et al., v. Cox, et al., CA No. 3:10-CV-0328 (N.D. Tex.) (the “Jackson Action” and, collectively with the Rotstain Action and the Smith Action, the “Actions”) pursuant to the terms of the bar orders described below. If the Settlement, including the bar orders described below, is approved by the Court and is not subject to further appeal, Trustmark will make a one-time cash payment of $100 million to the Receiver. Trustmark expects to be relieved of pre-trial deadlines and the February 27, 2023 trial setting in the Rotstain Action pending final Court approval of a Settlement Agreement reflecting the terms of the Settlement and pending entry of the bar orders. The Smith and Jackson Actions are currently stayed.

The Settlement includes the parties’ agreement to seek the Northern District of Texas District Court’s entry of bar orders prohibiting any continued or future claims against Trustmark and its related parties relating to Stanford, whether asserted to date or not. The bar orders therefore would prohibit all litigation relating to Stanford described in Trustmark Corporation’s SEC periodic reports, including not only the Actions and any pending matters but also any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the Settlement.

The Settlement is also subject to the execution and delivery of a definitive Settlement Agreement reflecting the terms of the Settlement, notice to Stanford’s investor claimants and final, non-appealable approval by the U.S. District Court for the Northern District of Texas. The timing of any final decision by the Court is subject to the discretion of the Court and any appeal. While Trustmark believes that the Settlement is consistent with the terms of prior Stanford-related settlements that have been approved by the Court and were not successfully appealed, it is possible that the Court may decide not to approve the Settlement Agreement or that the Fifth Circuit Court of Appeals could decide to accept an appeal thereof.

The Settlement Agreement will provide that Trustmark makes no admission of liability or wrongdoing in connection with any Stanford matter. As has been the case throughout the pendency of the Actions, Trustmark expressly denies any liability or wrongdoing with respect to any matter alleged in regard of the multi-billion-dollar Ponzi scheme operated by Stanford for almost 20 years. Trustmark’s relationship with Stanford consisted of ordinary banking services provided to business deposit customers.

Trustmark and Trustmark Corporation have determined that it is in the best interest of Trustmark, Trustmark Corporation and the shareholders of Trustmark Corporation to enter into the Settlement to eliminate the risk, ongoing expense, uncertainty as to ultimate outcome and imposition on management and the business of Trustmark of further litigation of the Actions and related Stanford claims.

As a result of the entry into the Settlement, Trustmark Corporation recognized a $100 million litigation settlement expense included in non-interest expense related to the Stanford litigation during the fourth quarter of 2022. Trustmark Corporation expects that the Settlement will be tax deductible. Trustmark will remain substantially above levels considered to be well-capitalized under all relevant standards.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which will be filed as an exhibit to a future periodic or current report of Trustmark Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Thomas C. Owens
Thomas C. Owens
Treasurer and Principal Financial Officer

DATE:	January 3, 2023